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                                                                    EXHIBIT 3.21

                RINDT ENTERPRISES, INC. ARTICLES OF INCORPORATION
   (Composite including all amendments and restatements through July 31, 2002)

                                   ARTICLE I.
                                      Name
                                      ----

             The name of the corporation is Rindt Enterprises, Inc.

                                   ARTICLE II.
                                 Capitalization
                                 --------------

     This corporation shall have authority to issue 9,000 shares of a single class of stock designated as "Common Stock," having a par value of $0.01 per share. All shares of Common Stock will be evidenced by certificates in the form provided in the by-laws.

                                  ARTICLE III.
                               Shareholder Action
                               ------------------

     The by-laws may provide for a greater or lower quorum requirement or a greater voting requirement for shareholders or voting groups of shareholders than is provided by Wisconsin law.

                                   ARTICLE IV.
                           Registered Office and Agent
                           ---------------------------

     The registered office of the corporation is located at 23000 Roundy Drive, Pewaukee, Wisconsin 53072, and the name of the registered agent at such office is Edward G. Kitz.

                                   ARTICLE V.
                                    Directors
                                    ---------

     The number of directors may be fixed from time to time by the by-laws but shall not be less than the minimum number allowed by Wisconsin law. The by-laws may provide for staggered terms of directors as permitted under Wisconsin law.